EXHIBIT 99.1
                                                                   ------------


POLO RALPH LAUREN ACQUIRES FULL OWNERSHIP OF POLO.COM

- $175 Million Cash Transaction to Acquire Remaining 50% of Equity in Online Business

New York, NY (March 29, 2007) - Polo Ralph Lauren Corporation (NYSE: RL) today announced that it has bought out the 50% ownership interest of Ralph Lauren Media, LLC held by NBC-Lauren Media Holdings, Inc. (a subsidiary wholly owned by NBC Universal) and ValueVision Media, Inc., giving Polo full ownership of the Polo.com operation. The acquisition is a cash transaction of $175 million.

"Over the past seven years, we have enjoyed a strong partnership with both NBC and ValueVision which enabled us to expand the world of Ralph Lauren online. Together we have built a powerful presence that combines creativity and commerce in a virtual flagship store," said Ralph Lauren, Chairman and Chief Executive Officer of Polo Ralph Lauren. "We are excited about our complete ownership of Polo.com as we look to grow and elevate our e-commerce presence on a worldwide basis."

"This is a very successful and growing business that has become an important part of our domestic retail shopping experience. This transaction allows us to fully integrate the operations of Polo.com into our existing organization and leverage our operational expertise to maximize the online sales performance and financial contribution to our company," said Roger Farah, Polo's President and Chief Operating Officer. "In addition, we believe there are tremendous growth opportunities for Polo.com internationally. Today more than 30% of the traffic on Polo.com comes from international domains as consumers want to browse and experience the world of Ralph Lauren even though international shipping is not currently offered."

Ralph Lauren Media was created seven years ago as a joint venture with 50% ownership by Polo Ralph Lauren Corporation, 37.5% by NBC subsidiaries and 12.5% by ValueVision to develop Polo Ralph Lauren branded media projects across multiple platforms. The venture's first initiative, Polo.com, has become the premier online destination for the domestic Ralph Lauren customer offering a comprehensive collection of brands and merchandise assortment for men, women, children and home as well as style guides, an online magazine, RLTV and Ralph Lauren fashion shows. The site attracts more than 2.2 million unique visitors per month, with traffic increasing more than 30% in the last year. Polo.com has won numerous awards for creativity since its inception and was most recently rated the Most Effective Luxury Website by the Luxury Institute.

ABOUT POLO RALPH LAUREN
Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 39 years, Polo's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren, Black Label, Blue Label, Lauren by Ralph Lauren, RRL, RLX, Rugby, RL Childrenswear, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.polo.com.



CONTACT:

PRL Corporate
Wendy Smith, 212-583-2262

or

PRL Investor Relations
Nancy Murray, 212-813-7862